Exhibit 99.2
For Immediate Release
January 3, 2007
CONTACTS:
Doral Financial Corporation
Investor Relations
Olga Mayoral-Wilson, APR
EVP, Chief Communications Officer
Tel. (787) 474-6711
Investor Relations & Media:
Lucienne Gigante
Tel. (212) 329-3733
Dennis G. Buchert Named Non-Executive Chairman of the Board of Doral Financial Corporation
Succeeds John A. Ward, III
Wednesday, January 3, 2007. Doral Financial Corporation (NYSE: DRL) today reported that Dennis G. Buchert has been named non-executive Chairman of the Board of Directors, following the decision by John A. Ward, III to resign from the Board. Mr. Buchert is an independent director of the Company first elected to the Board in October 2006.
During Mr. Buchert’s 35-year banking career, he was Chief Executive Officer of Crédit Agricole Indosuez between 2003 and 2004, President and Chief Executive Officer of IBJ Whitehall Bank & Trust Company, NY from 1997 to 2002 and Executive Vice President of IBJ Schroder Bank & Trust Company, NY from 1994 to 1997.
Mr. Ward’s decision to resign reflects the fact that he holds different views as to the best process to be followed by the Company to meet its capital and liquidity needs and maximize shareholder value. In connection with deliberations about the Company’s process, his concerns were discussed by the Board and with the Company’s financial and legal advisors, and the Board believes that the process that it unanimously approved is properly designed to address the continued viability of the Company and serve the best interests of the Company’s existing shareholders.
Following Mr. Ward’s resignation, the Board of Directors at a meeting held on January 2, 2007 reiterated its confidence in the process and in the ability of management, with Bear Stearns’ advice and assistance, to properly conduct the process. At that meeting, in addition to unanimously electing Mr. Buchert as the new Chairman of the Board, the Board elected Mr. Buchert to head the transaction committee of independent directors that had been previously established by the Board to work with management to oversee the process. J.P. Morgan Securities Inc. continues to advise the Company on the debt-raising aspects of the process to address its capital and liquidity needs.

Mr. Buchert stated: “We are fortunate to have Glen Wakeman as our President and Chief Executive Officer, and he and his team have the complete confidence of the entire Board in the management of the Company and in the supervision of the process to address the Company’s needs for additional capital.”
In addition, Mr. Ward expressed concerns about the inclusion in the Company’s third quarter earnings release of December 29, 2006 of a statement contained in the Company’s Form 10-Q for the third quarter of 2006 regarding the possible dilutive effects of the capital-raising process on existing shareholders and with the internal process used to finalize the release. Mr. Ward expressed concerns about the reference to such potential significant dilution in the text of the press release to be issued concurrently with the Form 10-Q because in his view including that language in the press release unnecessarily highlighted a risk that may not occur given that the Board intended to explore the possibility of other strategic alternatives that may be available to the Company and might not result in significant dilution.
The language was reviewed by members of the Audit Committee, management and outside counsel to the Company. Following such review and taking into account Mr. Ward’s views, the Chairman of the Audit Committee of the Board of Directors satisfied himself that the text of the press release contained appropriate disclosure and approved the press release pursuant to the procedures previously established by the Committee. The Company continues to believe that the press release constituted proper disclosure.
A copy of Mr. Ward’s notice of resignation is an exhibit to the Company’s Current Report on Form 8-K being filed today with the Securities and Exchange Commission.
FORWARD-LOOKING STATEMENTS
This press release contains forward-looking statements. In addition, Doral Financial may make forward-looking statements in its press releases or in other public or shareholder communications and its senior management may make forward-looking statements orally to analysts, investors, the media and others. These “forward-looking statements” are identified by the use of words or phrases such as “would be,” “will allow,” “intends to,” “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimate,” “project” or similar expressions.
Doral Financial cautions readers not to place undue reliance on any of these forward-looking statements since they speak only as of the date made and represent Doral Financial’s expectations of future conditions or results and are not guarantees of future performance. Forward-looking statements involve inherent risks and uncertainties. A number of important factors could cause actual results to differ materially from those contained in any forward-looking statement. Such factors include, but are not limited to, the following:
•	risks and uncertainties associated with the Company’s need for significant outside financing to meet its liquidity and capital needs, including the refinancing of the Company’s $625 million floating rate notes due July 2007;
•	potential adverse developments in connection with ongoing shareholder litigation against Doral Financial;
•	potential adverse developments from ongoing enforcement actions by bank regulatory agencies;
•	risk associated with the potential impact of fluctuating interest rates on the Company’s net interest margin resulting from the current mismatch in its assets and liabilities;
•	Doral Financial’s ability to attract new clients and retain existing clients;

•	Doral Financial’s ability to retain and attract key employees;

•	Doral Financial’s ability to successfully implement new business strategies;

•	Doral Financial’s ability to derive sufficient income to realize the benefits of its deferred tax asset;

•	risks associated with the effects of global, national and regional economic and political conditions, including with respect to fluctuations in interest rates;

•	risks arising from worsening economic conditions in Puerto Rico;

•	potential adverse developments in connection with the ongoing grand jury investigation by the U.S. Attorney’s Office for the Southern District of New York;

•	risks associated with Doral Financial’s inability to prepare and timely file financial statements;

•	risks arising from the downgrade and potential further downgrades in the credit ratings of Doral Financial’s securities;

•	risks arising from material weaknesses in the Company’s internal control over financial reporting; and

•	developments from changes in the regulatory and legal environment for financial services companies in Puerto Rico and the United States.
The Company does not undertake and specifically disclaims any obligation to update any forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of those statements.
Investors should carefully consider these factors and the risk factors outlined under Item 1A, Risk Factors, in Doral Financial’s 2005 Annual Report on Form 10-K and under Item 1A, Risk Factors in Doral Financial’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2006.

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